Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 30, 2009 (except for Paragraph 1 of Note 2, 4, 6, 7, 8, 11 and 14, as to which the date is December 10, 2009), with respect to the consolidated financial statements of China Biopharmaceuticals Holdings, Inc. and Subsidiaries, which appears in the index to this Registration Statement on Form S-1. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moore Stephens Wurth Frazer & Torbet, LLP

Brea, California
December 15, 2009